Exhibit 5

January 23, 2012

Herman Miller, Inc.

855 East Main Avenue

Zeeland, Michigan 49464-0302

                Re:          Registration Statement on Form S-8 Relating to the

Herman Miller, Inc. 2011 Long-Term Incentive Plan

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Herman Miller, Inc., a Michigan corporation (the "Company"), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended, 3,000,000 shares of the Company's common stock, par value $.20 per share, for issuance pursuant to Herman Miller, Inc. 2011 Long-Term Incentive Plan, as amended (the "Plan"), we have examined documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion.  On the basis of such evaluation, we advise you that in our opinion, the 3,000,000  shares covered by the Registration Statement, upon the exercise of awards granted pursuant to the Plan, at the prices described in the Plan but not less than the par value thereof, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

Varnum, llp

/S/

Michael G. Wooldridge